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                                                                     EXHIBIT 4.1

                         ME ACQUISITION CORP. BONUS PLAN
                              FOR SENIOR EXECUTIVES

            1. Establishment. This Plan, which shall be known as the ME Acquisition Corp. Bonus Plan for Senior Executives (the "Bonus Plan"), is hereby established by ME Acquisition Corp. (the "Company") to provide incentives for senior executives providing services to the Company and to aid the Company in retaining such senior executives upon whose efforts the Company's success and future growth depends.

            2. Administration. The Bonus Plan shall be administered by the Board of Directors of the Company (the "Board"). For purposes of administration, the Board, subject to the terms of the Bonus Plan, shall have plenary authority to establish such rules and regulations, to make such determinations and interpretations, and to take such other administrative actions as it deems necessary or advisable.

            3. Participants. The participants in the Plan shall be Stuart Bregman, Howard Zwilling, Roberta Ciacci, Elizabeth Moser, Kenneth Tse and Samuel Glaser, in each case for so long as such individual is employed by the Company pursuant to an Employment Agreement (as defined in the Agreement, as defined in Section 4 below) (each, a "Participant" and collectively, the "Participants"); provided, however, that nothing contained herein shall be construed as creating a contract or guarantee of employment for any Participant.

            4. Bonus Pool.

            4.1 For each of the fiscal years of the Company, provided that the EBITDA Target (as hereinafter defined) for such fiscal year shall have been attained, the Company shall establish a bonus pool in an amount equal to a percentage of EBITDA (as hereinafter defined) for such fiscal year as determined by the Board in consultation with Stuart Bregman and Howard Zwilling for so long as they are employed by the Company (the "Bonus Pool"); provided, however, that the Bonus Pool for any fiscal year shall not exceed that amount which, when deducted from EBITDA, would result in EBITDA for such fiscal year net of the Bonus Pool of less than $5,500,000.

            4.2 Notwithstanding the foregoing, in the event that the EBITDA Target is not achieved in any fiscal year,
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but EBITDA (calculated as otherwise provided herein) for such fiscal year and for the subsequent fiscal year equals or exceeds $11,000,000, then the Company shall establish a bonus pool in an amount equal to a percentage to be determined by the Board in consultation with Stuart Bregman and Howard Zwilling for so long as they are employed by the Company of combined EBITDA for such two fiscal years, which percentage of the combined EBITDA shall for purposes hereof constitute the Bonus Pool for such two fiscal years; provided, however, that the Bonus Pool for such two fiscal years shall not exceed that amount which, when deducted from the combined EBITDA, would result in the combined EBITDA for such two fiscal years net of the Bonus Pool of less than $11,000,000.

            4.3 As used herein: (i) EBITDA shall have the meaning set forth in the Agreement of Purchase and Sale dated as of September 3, 1997 (the "Agreement"), by and among the Company and the other parties thereto (which parties include certain of the Participants) for the appropriate fiscal year, without reduction for the Bonus Pool for such fiscal year contemplated by this Bonus Plan or for any expense attributable to the Bonus Options; and (ii) EBITDA Target shall mean, for each fiscal year, achievement of EBITDA of not less than $5,500,000. In the event of any change in the fiscal year of the Company, appropriate adjustments shall be made to the EBITDA Target in order to carry out the intent and principles of the Bonus Plan.

            5. Allocation of Bonus Pool. The Bonus Pool shall be allocated as specified in each Participant's Employment Agreement.

            6. Payment of Bonus. The bonus payable to each Participant (or his or her estate or other legal representative) for any fiscal year of the Company pursuant to this Bonus Plan shall be paid by the Company within 120 days following the close of such fiscal year.

            7. Termination of Employment.

            7.1 In the event of termination of the employment of a Participant pursuant to Section 6.1, 6.2, 6.4, 6.5 or 6.6 of his or her Employment Agreement prior to the end of any fiscal year of the Company, such Participant (or his or her estate or other legal representative) shall be entitled to a bonus for such fiscal year only as provided in this Section 7.1. The bonus to which the Participant (or his estate or other legal representative) shall be entitled for such fiscal year (which shall be payable at the time other Participants are paid their portion of the Bonus Pool for
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such fiscal year) shall be (i) in the event that the Bonus Pool is calculated pursuant to Section 4.1 of this Bonus Plan, an amount equal to the product of
(x) the bonus, if any, which would have been payable to the Participant pursuant to Sections 4.1 and 5 of this Bonus Plan for such fiscal year if the employment of the Participant had not so terminated, multiplied by (y) a fraction, the numerator of which is the number of days from the beginning of such fiscal year to the date of termination, and the denominator of which is 365; or (ii) in the event that the Bonus Pool is calculated pursuant to Section 4.2 of this Bonus Plan, an amount equal to the product of (x) the bonus, if any, which would have been payable to the Participant pursuant to Sections 4.2 and 5 of this Bonus Plan for such two fiscal years if the employment of the Participant had not so terminated, multiplied by (y) a fraction, the numerator of which is the number of days from the beginning of the first of such two fiscal years to the date of termination, and the denominator of which is 730.

            7.2 In the event of termination of the employment of a Participant pursuant to Section 6.3 of his or her Employment Agreement, such Participant shall not be entitled to a bonus for the fiscal year of the Company in which such termination occurs.

            7.3 In the event of termination of the employment of a Participant by the Participant for any reason, other than pursuant to Section 6.1, 6.2 or
6.6 of his or her Employment Agreement, such Participant shall not be entitled to a bonus for the fiscal year of the Company in which such termination occurs.

            7.4 No Participant shall be entitled to a bonus for any fiscal year of the Company subsequent to the fiscal year in which his or her termination of employment (for any or no reason) occurs.

            7.5 If any portion of the Bonus Pool shall not be allocated or paid by reason of this Section 7, such portion shall be retained by the Company or paid to other Participants or to new participants, all as determined by the Board in its discretion, after consideration of any recommended course of action submitted to the Board by the Chief Executive Officer and Chief Operating Officer of the Company.

            8. Bonus Options.

            8.1 Grant. For each $500,000 of EBITDA in excess of $6,000,000 attained by the Company in each of the fiscal
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years of the Company beginning with the fiscal year ending October 31, 1998, the
Company shall cause to be granted to the Participants by the Board of Directors of Norton McNaughton, Inc., a Delaware corporation ("Norton"), options (the "Bonus Options") to purchase an aggregate of 28,000 (or such lesser number as shall be necessary to allocated Bonus Options in accordance with Section 8.2 below) shares of common stock, par value $.01 per share, of Norton (the "Common Stock"). The Bonus Options shall be granted, if at all, as of the last day of the applicable fiscal year and shall have an exercise price per share equal to the fair market value of the Common Stock on the date of grant.

            8.2 Allocation of Bonus Options. The Bonus Options shall be allocated 10,000 to Bregman, 10,000 to Zwilling, 3,000 to Ciacci, 2,000 to Moser, 2,000 to Tse and 1,000 to Glazer.

            8.3 Exercise. The Bonus Options shall be fully vested and exercisable on and after the date of grant.

            8.4 Term of Options. Except as provided below, the term of the Bonus Options shall be ten years.

                  (i) If a Participant's employment with the Company terminates pursuant to Section 6.1 of his or her Employment Agreement, is terminated by the Company or by the Participant pursuant to Section 6.2 of his or her Employment Agreement, is terminated by the Company pursuant to Section 6.4 of his or her Employment Agreement, is terminated by the Employee pursuant to Section 6.6 of his or her Employment Agreement, or terminated for any other reason (except as provided in clause (ii) below), the Bonus Options may be exercised by the Participant (or his estate or legal representative) within one (1) year after such termination; and

                  (ii) In the event of termination of the employment of a Participant (a) by the Company pursuant to Section 6.3 of his or her Employment Agreement or (b) by the Participant other than pursuant to Sections 6.1, 6.2 or
6.6 of his or her Employment Agreement, no Bonus Options shall be exercisable.

            8.5 Adjustments. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of Norton, issuance of warrants or other rights
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to purchase Common Stock, the Board of Directors shall, in such manner as it may deem equitable, adjust the number of shares of Common Stock (or other securities or property) subject to the Bonus Options, the exercise price with respect to any Bonus Options, or both.

            8.6 No Participant shall be entitled to Bonus Options for any fiscal year of the Company subsequent to the fiscal year in which his or her termination of employment (for any or no reason) occurs.

            8.7 In the event of termination of the employment of a Participant prior to the end of a fiscal year, pursuant to Sections 6.1, 6.2, 6.4, 6.5 or
6.6 of his or her Employment Agreement, such Participant (or his or her estate or other legal representative) shall be granted such Bonus Options for such fiscal year only as provided in this Section 8.7. The number of Bonus Options to which the Participant (or his or her estate or legal representative) shall be entitled for such fiscal year (which shall be granted at the time that the Bonus Options are granted to the other Participants) shall be equal to the product of
(x) the number of Bonus Options, if any, which would have been granted to the Participant pursuant to Sections 8.1 and 8.2 of this Bonus Plan for such fiscal year if the employment of the Participant had not so terminated, multiplied by
(y) a fraction, the numerator of which is the number of days from the beginning of such fiscal year to the date of termination, and the denominator of which is
365. The terms and conditions of any such Bonus Options shall be as otherwise provided in this Section 8.

            8.8 If any portion of the Bonus Options shall not be allocated or granted by reason of this Section 8, such Bonus Options shall be retained by the Company or granted to other Participants or to new participants, all as determined by the Board in its discretion, after consideration of any recommended course of action submitted to the Board by the Chief Executive Officer and Chief Operating Officer of the Company.